Exhibit 10.2

January 15, 2021

Mark J. Erceg
VIA Email

Dear Mark:

On behalf of Cerner Corporation, I am pleased to offer you the position of Executive Vice President and Chief Financial Officer. In this position, you will report directly to Cerner’s Chief Executive Officer.

The starting salary we are offering is $700,000 per year.

Your position at Cerner is a professional, exempt position that requires a significant level of responsibility, discretion, independent judgment or the performance of other exempt duties. As a result, it carries no additional compensation for overtime worked.

As Executive Vice President and Chief Financial Officer, you will be eligible to participate in the Cerner Corporation 2018 Performance Compensation Plan, as amended (CPP). CPP provides additional, performance-based, compensation opportunities tied to the attainment of group and/or individual performance goals. The amount of CPP compensation available is based on an associate's responsibility level and an associate's and/or Cerner's overall performance for the year. The specifics of your plan and metrics will be defined and approved by the Compensation Committee of the Cerner Board of Directors annually. Your initial annual Target Bonus Level will be $840,000. You will be eligible to participate in the plan effective the first full quarter following your start date or as determined by your Plan Document, as applicable.

Equity

You will receive an equity grant with an aggregate grant date value of $4,600,000 during the 2021 annual equity award cycle. This grant will be made 50% as time-based restricted stock units (“RSUs”) that will vest ratably over three years and 50% as performance-based restricted stock units (“PSUs”), which vest 100% after three years, subject to achieving performance metrics that will be approved by the Committee prior to the grant date and continuous employment through the vesting date. The Committee has not yet set the grant date for the 2021 annual equity award cycle, but it is anticipated to be on or around May 3, 2021.

You will also receive a one-time hire grant in order to establish an immediate alignment with shareholders and as inducement to join Cerner given the very competitive talent market for Chief Financial Officers. This new hire equity grant will have a grant date value of $2,500,000 and will be made 50% as RSUs and 50% as PSUs. The RSUs will vest ratably over four years and will be granted on the later of your hire date and February 15, 2021. The PSUs will be granted during the 2021 annual equity award cycle and will vest 100% after three years, subject to achieving performance metrics that will be approved by the Committee prior to the grant date and continuous employment through the vesting date. The Committee has not yet set the grant date for the 2021 annual equity award cycles, but it is anticipated to be on or around May 3, 2021

All awards are subject to and governed by the terms and conditions outlined in their respective award agreements which will be provided to you as soon as practicable after the grant date.

Assuming you continue to successfully fulfill your role, you will be considered for additional equity grants on an annual basis to the same extent as other senior executives. These grants will be based on your individual and organization’s performance, as well as Cerner’s overall performance.

Relocation

Cerner will provide relocation assistance for your upcoming move to Kansas City in accordance with Cerner’s Platinum Relocation Guideline and Guaranteed Purchase Offer Program. Details will be provided to you under separate cover and acceptance of this offer affirms your consent and agreement to all terms and conditions of these programs.

Associate Benefits

Cerner offers a comprehensive set of benefits to address your physical, financial, and emotional health. At Cerner, we believe the foundation for a successful career starts with a variety of options that meet your needs while supporting a healthy lifestyle. Please reference the enclosed benefits brochure for additional details.

Cerner associates holding positions at your level within the organization do not accrue personal time off and instead are encouraged to take time off on an as-needed basis while meeting business responsibilities.

Authorization to Work

Under the Immigration Reform and Control Act of 1986 and regulations of the United States Citizenship and Immigration Services, Cerner is required to verify that each new associate is authorized to be employed in the United States. You will be asked to complete Form I-9 to verify your identity and employment eligibility. You must fully comply with all I-9 requirements and present the required documentation within three (3) business days from the date that employment begins in order to continue employment with Cerner. Failure to comply with these regulations will result in termination of your employment. Continued employment at Cerner is contingent upon obtaining, transferring, and/or maintaining valid U.S. work authorization. We will be happy to further explain the documentation requirements for compliance with these regulations.

Please note that Cerner participates in E-Verify and will provide the Social Security Administration (SSA) and, if necessary, the Department of Homeland Security (DHS), with information from each new associate's Form I-9 to confirm work authorization.

Employment Agreement and Mutual Arbitration Agreement

Cerner has established significant momentum in the development of client relationships, professional staff, systems development methodology, and proprietary software solutions. We regard these areas as the most important assets owned by Cerner. It is our intent to guard these assets closely. Therefore, every associate of Cerner is required to execute an Employment Agreement on or before the first day of employment. This Employment Agreement includes the terms of your employment relationship with Cerner, including without limitation, a covenant not to disclose confidential client and internal information, a covenant not to compete against Cerner in certain markets, a covenant not to solicit our associates, and establishes that, during the term of your employment, the benefits of your endeavors accrue to Cerner. Every Cerner associate is also required to execute a Mutual Arbitration Agreement on or before the first day of employment. Sample copies of the Employment Agreement and the Mutual Arbitration Agreement have been made available for your review.

Executive Severance Agreement

You will also receive the benefit of an Executive Severance Agreement, which provides certain benefits in the event of your termination without cause or constructive discharge. A sample copy of such an Executive Severance Agreement is enclosed.

Work Environment

Cerner is committed to providing a safe work environment and promoting the health and well-being of our associates. Cerner desires to provide a drug-free and tobacco-free workplace, and it is our policy to prohibit the use of all forms of drugs and tobacco products on any Cerner-owned or leased property (“Cerner Property”). Therefore, all associates may be subject to periodic random screening, reasonable suspicion screening and/or post-incident screening.

Offer of Employment

The purpose of this Offer Letter is to put in writing the specifics of our offer of employment. This offer is contingent upon:
•Execution of a Cerner Employment Agreement
•Execution of a Cerner Mutual Arbitration Agreement
•Receipt of a satisfactory outcome of a background check

Negative background check results will result in withdrawal of this provisional offer of employment or termination of employment, depending on when the results are received.

Start Date

Should you accept this offer, your new role, title and base compensation rate will become effective on your first day of employment, which is currently expected to be February 22, 2021.

Sincerely,

/s/ Tracy L. Platt

Tracy Platt
Executive Vice President & Chief Human Resources Officer

ACCEPTANCE

By acknowledging this Offer Letter and reviewing the sample Mutual Arbitration Agreement, Employment Agreement and Executive Severance Agreement, you agree to and accept the terms and conditions of employment with Cerner Corporation. You will receive an official copy of the Mutual Arbitration Agreement, Employment Agreement and Executive Severance Agreement with your new hire paperwork, which must be signed on or before your first day with Cerner.

/s/ Mark J. Erceg

Mark J. Erceg

1/19/21

Date